Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FMC Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-64702, 333-62683, 333-36973, 333-24039, 333-18383, 333-69805, 333-69714, 333-111456, 333-172387 and 333-172388) on Form S-8 of FMC Corporation of our reports dated February 26, 2016, with respect to the consolidated balance sheets of FMC Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of FMC Corporation.

FMC Corporation acquired Cheminova A/S during 2015, and management excluded from its assessment of the effectiveness of FMC Corporation’s internal control over financial reporting as of December 31, 2015, Cheminova A/S’s internal control over financial reporting which represented 33% of FMC Corporation’s consolidated total assets (including amounts resulting from the purchase price allocation) and 14% of consolidated revenues as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of FMC Corporation also excluded an evaluation of the internal control over financial reporting of Cheminova A/S.

/s/ KPMG LLP
Philadelphia, Pennsylvania
February 26, 2016